Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2025 Third Quarter Results
ORRVILLE, Ohio, Feb. 27, 2025 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the third quarter ended January 31, 2025, of its 2025 fiscal year. Financial results for the third quarter of fiscal year 2025 reflect the divestiture of the Voortman® business on December 2, 2024, divestiture of the Canada condiment business on January 2, 2024, and acquisition of Hostess Brands, Inc. ("Hostess Brands") on November 7, 2023. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales was $2.2 billion, a decrease of $43.2 million, or 2 percent. Net sales excluding the divestitures, acquisition, and foreign currency exchange decreased 1 percent.
•Net loss per diluted share was $6.22, reflecting noncash impairment charges attributable to the Sweet Baked Snacks reporting unit. Adjusted earnings per share was $2.61, an increase of 5 percent.
•Cash provided by operations was $239.4 million compared to $406.5 million in the prior year. Free cash flow was $151.3 million, compared to $249.6 million in the prior year.
•The Company updated its full-year fiscal 2025 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"Our third quarter performance reflects the continued execution of our strategy and ability to deliver positive results in a dynamic operating and consumer environment," said Mark Smucker, Chair of the Board, President and Chief Executive Officer. "Net sales for the quarter would have been above our expectations, however, we experienced certain supply chain disruptions that negatively impacted results. Disciplined cost management and execution enabled us to deliver adjusted earnings per share that exceeded our expectations."

"Our strategy and the prioritization of our key growth platforms has enabled us to deliver a strong fiscal year to date, and we are well-positioned to deliver both top- and bottom-line growth, while increasing shareholder value over time."

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
	2025	2024	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,186.0	$2,229.2	(2)%

Operating income (loss)	($594.0)	$297.4	n/m
Adjusted operating income	463.8	457.5	1%

Net income (loss) per common share – assuming dilution	($6.22)	$1.13	n/m
Adjusted earnings per share – assuming dilution	2.61	2.48	5%

Weighted-average shares outstanding – assuming dilution	106.4	106.1	—%

Net Sales
Net sales decreased $43.2 million, or 2 percent. Excluding $30.6 million of noncomparable net sales in the prior year related to divestitures, $20.1 million of incremental net sales in the current year related to the Hostess Brands acquisition, and $4.2 million of unfavorable foreign currency exchange, net sales decreased $28.5 million, or 1 percent.
The decrease in comparable net sales reflects a 5 percentage point decrease from volume/mix, primarily driven by decreases for coffee, dog snacks, and lower contract manufacturing sales related to the divested pet food brands, partially offset by an increase for Uncrustables® sandwiches. Comparable net sales also reflects a 3 percentage point increase from net price realization, primarily driven by higher net pricing for coffee.
Operating Income
Gross profit increased $55.0 million, or 7 percent. The increase primarily reflects higher net price realization, lower costs, and the noncomparable benefit of Hostess Brands, partially offset by unfavorable volume/mix and the noncomparable impact of divestitures. Operating income (loss) decreased $891.4 million, primarily reflecting noncash impairment charges of $794.3 million and $208.2 million related to the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand indefinite-lived trademark, respectively, and the $50.2 million net pre-tax loss on divestitures, reflecting the $42.6 million pre-tax loss on the disposal group of certain Sweet Baked Snacks value brands classified as held for sale and a $7.6 million adjustment to the Voortman® brand disposal group. These impacts were partially offset by an $88.8 million decrease in other special project costs, primarily related to integration costs associated with the acquisition of Hostess Brands, and the increase in gross profit.
Adjusted gross profit decreased $9.1 million, or 1 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results primarily reflects the exclusion of the $60.0 million change in net cumulative unallocated derivative gains and losses. Adjusted operating income increased $6.3 million, or 1 percent, which further reflects the exclusion of the noncash impairment charges of $1,002.5 million associated with the goodwill of the Sweet Baked Snacks reporting unit and Hostess® brand indefinite-lived trademark, the $50.2 million net pre-tax loss on divestitures, amortization expense, and other special project costs as compared to GAAP operating income.

Interest Expense and Income Taxes
Net interest expense decreased $4.4 million, primarily due to a decrease in interest expense related to the Term Loan that was prepaid in full during the fourth quarter of fiscal 2024.

The effective income tax rate was 0.0 percent in the quarter, as compared to 38.4 percent in the prior year. The decrease in effective income tax rate is attributable to the impact of the goodwill impairment charge for the Sweet Baked Snacks reporting unit, partially offset by the impacts of the integration of Hostess Brands and the completion of the Voortman® divestiture. Additionally, the prior year effective income tax rate included unfavorable adjustments associated with the acquisition of Hostess Brands as well as higher state income taxes related to the acquisition. The adjusted effective income tax rate was 23.7 percent, compared to 26.1 percent in the prior year. The prior year adjusted effective income tax rate included an unfavorable impact of higher state income taxes related to the acquisition of Hostess Brands.
Cash Flow and Debt
Cash provided by operating activities was $239.4 million, compared to $406.5 million in the prior year, primarily reflecting higher working capital requirements in fiscal 2025, timing of income tax payments, and lapping the $42.5 million proceeds received from settlement of the interest rate contracts assumed as part of the Hostess Brands acquisition in the prior year, partially offset by higher net income (loss) adjusted for noncash items in the current year. Free cash flow was $151.3 million, compared to $249.6 million in the prior year, driven by the decrease in cash provided by operating activities, partially offset by a decrease in capital expenditures as compared to the prior year.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2025 guidance, as summarized below.

	Current	Previous
Net sales increase vs. prior year	7.25%	7.50% to 8.50%
Adjusted earnings per share	$9.85 - $10.15	$9.70 - $10.10
Free cash flow (in millions)	$925	$875
Capital expenditures (in millions)	$400	$450
Adjusted effective income tax rate	24.1%	24.3%
Net sales is expected to increase 7.25 percent compared to the prior year. Comparable net sales is expected to increase approximately 0.75 percent, which excludes noncomparable sales in the current year from the acquisition of Hostess Brands and noncomparable sales in the prior year related to the divested Voortman®, Canada condiment, and Sahale Snacks® businesses. This guidance also reflects a decline of approximately $100.0 million of contract manufacturing sales related to the divested pet food brands as compared to the prior year.
Adjusted earnings per share is expected to range from $9.85 to $10.15, based on 106.7 million weighted-average common shares outstanding. This guidance assumes an adjusted gross profit margin of approximately 38.0 percent and an increase of SD&A expenses of approximately 8.0 percent as compared to the prior year. Interest expense is expected to be $390.0 million, and the adjusted effective income tax rate is anticipated to be 24.1 percent. Free cash flow is expected to be approximately $925.0 million with capital expenditures of $400.0 million.
The full-year fiscal 2025 guidance does not reflect any impact related to the Company's previously announced agreement to divest certain Sweet Baked Snacks value brands. The transaction is expected to close during the fourth quarter of the current fiscal year and the fiscal 2025 net sales impact is expected to be approximately $10 million and immaterial to adjusted earnings per share. The Company anticipates using the proceeds from the transaction to pay down debt.

THIRD QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q3 Results	$740.6	$208.6	28.2%
Increase (decrease) vs. prior year	2%	—%	-40bps
Net sales increased $13.1 million, or 2 percent. Net price realization increased net sales by 9 percentage points, primarily driven by higher net pricing for the Folgers® and Café Bustelo® brands. Volume/mix decreased net sales by 7 percentage points, reflecting a decline for the Folgers® and Dunkin'® brands, partially offset by an increase for the Café Bustelo® brand.
Segment profit increased $0.8 million, primarily reflecting higher net price realization and favorable property taxes, mostly offset by higher commodity costs and unfavorable volume/mix.
U.S. Retail Frozen Handheld and Spreads

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q3 Results	$445.2	$99.2	22.3%
Increase (decrease) vs. prior year	2%	(5)%	-150bps

Net sales increased $8.4 million, or 2 percent. Volume/mix increased net sales by 2 percentage points, primarily driven by an increase for Uncrustables® sandwiches, partially offset by decreases for fruit spreads and peanut butter. Net price realization was neutral to net sales, reflecting higher trade spend for peanut butter, mostly offset by higher net pricing for toppings and syrups.
Segment profit decreased $4.9 million, primarily driven by higher costs, partially offset by lower pre-production expenses primarily related to the new Uncrustables® sandwiches manufacturing facility.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q3 Results	$423.0	$116.8	27.6%
Increase (decrease) vs. prior year	(9)%	7%	410bps
Net sales decreased $42.2 million, or 9 percent. Volume/mix decreased net sales by 9 percentage points, primarily driven by a decrease for dog snacks and lower contract manufacturing sales related to the divested pet food brands, partially offset by an increase for cat food. Net price realization was neutral to net sales, as higher trade spend for cat food was mostly offset by lower trade spend for dog snacks.
Segment profit increased $7.3 million, primarily driven by lower costs, partially offset by unfavorable volume/mix.

Sweet Baked Snacks

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q3 Results	$278.6	$54.8	19.7%
Increase (decrease) vs. prior year	(7)%	(19)%	-290bps
Net sales decreased $21.7 million, or 7 percent. Excluding noncomparable net sales in the current year related to the Hostess Brands acquisition and in the prior year related to the divested Voortman® business, net sales decreased $21.6 million, or 8 percent. Volume/mix decreased net sales by 5 percentage points, primarily reflecting decreases for snack cakes and private label products, partially offset by an increase for donuts. Net price realization decreased net sales by 2 percentage points, primarily reflecting lower net pricing across the portfolio.
Segment profit decreased $13.2 million, primarily reflecting lower net price realization, the impact of the noncomparable segment profit in the prior year related to the divested Voortman® business, higher marketing spend, and unfavorable volume/mix, partially offset by the impact of the noncomparable segment profit in the current year related to the Hostess Brands acquisition and lower costs.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY25 Q3 Results	$298.6	$61.6	20.6%
Increase (decrease) vs. prior year	—%	22%	380bps
Net sales decreased $0.8 million. Excluding $10.4 million of noncomparable net sales in the prior year related to the divested Canada condiment business and $4.2 million of unfavorable foreign currency exchange, net sales increased $13.8 million, or 5 percent. Net price realization contributed 6 percentage points to net sales, primarily driven by higher net price pricing for coffee and Uncrustables® sandwiches. Volume/mix decreased net sales by 1 percentage point, primarily driven by a decrease for coffee, partially offset by increases for peanut butter, cat food, and flour and baking.
Segment profit increased $11.2 million, primarily reflecting higher net price realization, partially offset by higher costs and unfavorable foreign currency exchange.

Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Standard Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2025 third quarter financial results, a transcript of the discussion, and supplemental materials. At 8:30 a.m. Eastern Standard Time today, the Company will webcast a live question-and-answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: uncertainties related to the timing of the consummation of the sale of certain Sweet Baked Snacks value brands to JTM Foods, LLC, including the possibility that any or all of the conditions to the sale may not be satisfied or waived; the Company’s ability to successfully integrate Hostess Brands’ operations and employees and to implement plans and achieve financial forecasts with respect to the Hostess Brands’ business; the Company’s ability to realize the anticipated benefits, including synergies and cost savings, related to the Hostess Brands acquisition, including the possibility that the expected benefits will not be realized or will not be realized within the expected time period; disruption from the acquisition of Hostess Brands by diverting the attention of the Company’s management and making it more difficult to maintain business and operational relationships; the negative effects of the acquisition of Hostess Brands on the market price of the Company’s common shares; the amount of the costs, fees, expenses, and charges and the risk of litigation related to the acquisition of Hostess Brands; the effect of the acquisition of Hostess Brands on the Company’s business relationships, operating results, ability to hire and retain key talent, and business generally; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact caused by product recalls, political instability, terrorism, geopolitical conflicts (including the ongoing conflicts between Russia and Ukraine and Israel and Hamas), extreme weather conditions, natural disasters, pandemics, work stoppages or labor shortages, or other calamities; risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company’s products or its competitors’ products, including changes in consumer preference, consumer litigation, actions by the U.S. Food and Drug Administration or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company’s capital deployment model, including capital expenditures, debt repayment to meet the Company’s deleveraging objectives, dividend payments, and share repurchases; a change in outlook or downgrade in the Company’s public credit ratings by a rating agency below investment grade; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the Company’s ability to attract and retain key talent; the concentration of certain of the Company’s businesses with key customers and suppliers, including primary or single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or its suppliers’ information technology systems, including, but not limited to, ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin’®, Café Bustelo®, Jif®, Uncrustables®, Smucker’s®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2025	2024	% Increase (Decrease)	2025	2024	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,186.0	$2,229.2	(2)%	$6,582.3	$5,973.0	10%
Cost of products sold	1,307.9	1,406.1	(7)%	4,020.9	3,770.9	7%
Gross Profit	878.1	823.1	7%	2,561.4	2,202.1	16%
Gross margin	40.2%	36.9%		38.9%	36.9%

Selling, distribution, and administrative expenses	367.6	374.2	(2)%	1,148.4	1,021.3	12%
Amortization	53.9	55.7	(3)%	165.7	135.1	23%
Goodwill impairment charge	794.3	—	n/m	794.3	—	n/m
Other intangible assets impairment charge	208.2	—	n/m	208.2	—	n/m
Other special project costs	10.1	98.9	(90)%	27.9	105.7	(74)%
Loss (gain) on divestitures – net	50.2	0.3	n/m	311.0	12.9	n/m
Other operating expense (income) – net	(12.2)	(3.4)	n/m	(19.3)	27.3	n/m
Operating Income (Loss)	(594.0)	297.4	n/m	(74.8)	899.8	(108)%
Operating margin	(27.2)%	13.3%		(1.1)%	15.1%

Interest expense – net	(95.4)	(99.8)	(4)%	(294.5)	(167.0)	76%
Other debt gains (charges) – net	30.3	—	n/m	30.3	(19.5)	n/m
Other income (expense) – net	(3.4)	(2.1)	62%	(10.7)	(30.0)	(64)%
Income (Loss) Before Income Taxes	(662.5)	195.5	n/m	(349.7)	683.3	n/m
Income tax expense (benefit)	(0.2)	75.1	(100)%	152.1	184.4	(18)%
Net Income (Loss)	($662.3)	$120.4	n/m	($501.8)	$498.9	n/m

Net income (loss) per common share	($6.22)	$1.14	n/m	($4.72)	$4.82	n/m

Net income (loss) per common share – assuming dilution	($6.22)	$1.13	n/m	($4.72)	$4.81	n/m

Dividends declared per common share	$1.08	$1.06	2%	$3.24	$3.18	2%

Weighted-average shares outstanding	106.4	105.9	—%	106.4	103.5	3%

Weighted-average shares outstanding – assuming dilution	106.4	106.1	—%	106.4	103.8	3%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	January 31, 2025	April 30, 2024
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$47.2	$62.0
Trade receivables – net	654.3	736.5
Inventories	1,086.3	1,038.9
Other current assets	187.5	129.5
Total Current Assets	1,975.3	1,966.9

Property, Plant, and Equipment – Net	3,051.7	3,072.7

Other Noncurrent Assets
Goodwill	6,569.7	7,649.9
Other intangible assets – net	6,511.1	7,255.4
Assets held for sale – net	37.1	—
Other noncurrent assets	280.7	328.8
Total Other Noncurrent Assets	13,398.6	15,234.1
Total Assets	$18,425.6	$20,273.7

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,133.3	$1,336.2
Current portion of long-term debt	999.9	999.3
Short-term borrowings	461.9	591.0
Other current liabilities	694.3	834.6
Total Current Liabilities	3,289.4	3,761.1

Noncurrent Liabilities
Long-term debt, less current portion	6,385.5	6,773.7
Other noncurrent liabilities	1,843.4	2,045.0
Total Noncurrent Liabilities	8,228.9	8,818.7

Total Shareholders’ Equity	6,907.3	7,693.9
Total Liabilities and Shareholders’ Equity	$18,425.6	$20,273.7

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
	(Dollars in millions)
Operating Activities
Net income (loss)	($662.3)	$120.4	($501.8)	$498.9
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation	68.2	67.5	213.4	170.7
Amortization	53.9	55.7	165.7	135.1
Goodwill impairment charge	794.3	—	794.3	—
Other intangible assets impairment charge	208.2	—	208.2	—
Realized loss on investment in equity securities – net	—	—	—	21.5
Share-based compensation expense	9.4	2.2	25.2	15.9
Loss (gain) on divestitures – net	50.2	0.3	311.0	12.9
Deferred income tax expense (benefit)	(87.1)	(5.8)	(63.2)	(22.1)
Other noncash adjustments – net	(23.4)	12.1	6.7	25.5
Settlement of interest rate contracts	—	42.5	—	42.5
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	149.0	(19.5)	80.5	(10.8)
Inventories	(4.8)	131.8	(59.2)	55.3
Other current assets	(53.4)	11.2	(27.7)	13.2
Accounts payable	(90.3)	(55.0)	(173.7)	(147.9)
Accrued liabilities	(136.8)	27.1	(117.0)	61.8
Income and other taxes	(28.9)	20.5	(33.5)	(43.5)
Other – net	(6.8)	(4.5)	(12.4)	(27.7)
Net Cash Provided by (Used for) Operating Activities	239.4	406.5	816.5	801.3
Investing Activities
Business acquired, net of cash acquired	—	(3,920.6)	—	(3,920.6)
Proceeds from sale of equity securities	—	466.3	—	466.3
Additions to property, plant, and equipment	(88.1)	(156.9)	(298.8)	(455.9)
Proceeds from divestitures – net	290.5	51.2	290.5	50.5
Other – net	4.8	(7.5)	(10.2)	(1.5)
Net Cash Provided by (Used for) Investing Activities	207.2	(3,567.5)	(18.5)	(3,861.2)
Financing Activities
Short-term borrowings (repayments) – net	(31.6)	413.2	(153.2)	413.2
Proceeds from long-term debt	—	800.0	—	4,285.0
Repayments of long-term debt	(300.0)	(1,441.0)	(300.0)	(1,441.0)
Capitalized debt issuance costs	—	(3.2)	—	(32.1)
Quarterly dividends paid	(114.4)	(112.3)	(340.9)	(325.5)
Purchase of treasury shares	(0.4)	(0.1)	(3.1)	(372.5)
Payment of assumed tax receivable agreement obligation	—	(86.4)	—	(86.4)
Other – net	(0.5)	1.6	(13.4)	(1.2)
Net Cash Provided by (Used for) Financing Activities	(446.9)	(428.2)	(810.6)	2,439.5
Effect of exchange rate changes on cash	(1.7)	1.2	(2.2)	0.5
Net increase (decrease) in cash and cash equivalents	(2.0)	(3,588.0)	(14.8)	(619.9)
Cash and cash equivalents at beginning of period	49.2	3,623.9	62.0	655.8
Cash and Cash Equivalents at End of Period	$47.2	$35.9	$47.2	$35.9

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2025	% of Net Sales	2024	% of Net Sales	2025	% of Net Sales	2024	% of Net Sales
	(Dollars in millions)
Net sales	$2,186.0		$2,229.2		$6,582.3		$5,973.0
Selling, distribution, and administrative expenses:
Marketing	112.9	5.2%	108.0	4.8%	343.9	5.2%	306.0	5.1%
Selling	63.5	2.9%	65.7	2.9%	200.5	3.0%	182.0	3.0%
Distribution	73.8	3.4%	69.8	3.1%	214.1	3.3%	191.7	3.2%
General and administrative	117.4	5.4%	130.7	5.9%	389.9	5.9%	341.6	5.7%
Total selling, distribution, and administrative expenses	$367.6	16.8%	$374.2	16.8%	$1,148.4	17.4%	$1,021.3	17.1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
	(Dollars in millions)
Net sales:
U.S. Retail Coffee	$740.6	$727.5	$2,068.0	$2,038.3
U.S. Retail Frozen Handheld and Spreads	445.2	436.8	1,427.2	1,365.1
U.S. Retail Pet Foods	423.0	465.2	1,268.1	1,370.2
Sweet Baked Snacks	278.6	300.3	927.8	300.3
International and Away From Home	298.6	299.4	891.2	899.1
Total net sales	$2,186.0	$2,229.2	$6,582.3	$5,973.0

Segment profit:
U.S. Retail Coffee	$208.6	$207.8	$583.9	$548.9
U.S. Retail Frozen Handheld and Spreads	99.2	104.1	334.3	338.3
U.S. Retail Pet Foods	116.8	109.5	353.5	288.0
Sweet Baked Snacks	54.8	68.0	199.8	68.0
International and Away From Home	61.6	50.4	178.2	147.0
Total segment profit	$541.0	$539.8	$1,649.7	$1,390.2
Amortization	(53.9)	(55.7)	(165.7)	(135.1)
Goodwill impairment charge	(794.3)	—	(794.3)	—
Other intangible assets impairment charge	(208.2)	—	(208.2)	—
Gain (loss) on divestitures – net	(50.2)	(0.3)	(311.0)	(12.9)
Interest expense – net	(95.4)	(99.8)	(294.5)	(167.0)
Change in net cumulative unallocated derivative gains and losses	60.0	(5.2)	41.7	(21.1)
Cost of products sold – special project costs	(1.1)	—	(11.7)	—
Other special project costs	(10.1)	(98.9)	(27.9)	(105.7)
Other debt gains (charges) – net	30.3	—	30.3	(19.5)
Corporate administrative expenses	(77.2)	(82.3)	(247.4)	(215.6)
Other income (expense) – net	(3.4)	(2.1)	(10.7)	(30.0)
Income before income taxes	($662.5)	$195.5	($349.7)	$683.3

Segment profit margin:
U.S. Retail Coffee	28.2%	28.6%	28.2%	26.9%
U.S. Retail Frozen Handheld and Spreads	22.3%	23.8%	23.4%	24.8%
U.S. Retail Pet Foods	27.6%	23.5%	27.9%	21.0%
Sweet Baked Snacks	19.7%	22.6%	21.5%	22.6%
International and Away From Home	20.6%	16.8%	20.0%	16.3%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestitures, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization expense, impairment charges related to intangible assets, and gains and losses on divestitures ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs ("special project costs"); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities ("change in net cumulative unallocated derivative gains and losses"); and other infrequently occurring items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the unfavorable permanent tax impacts associated with the goodwill impairment charge for the Sweet Baked Snacks reporting unit and the sale of the Voortman Cookies Limited entity and the favorable noncash deferred tax benefit associated with the integration of Hostess Brands into the Company, can significantly impact the adjusted effective income tax rate.

These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal year 2025 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
	2025	2024	Increase (Decrease)	%	2025	2024	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,186.0	$2,229.2	($43.2)	(2)%	$6,582.3	$5,973.0	$609.3	10%
Hostess Brands acquisition	(20.1)	—	(20.1)	(1)	(669.3)	—	(669.3)	(11)
Voortman® divestiture	—	(20.2)	20.2	1	—	(20.2)	20.2	—
Canada condiment divestiture	—	(10.4)	10.4	—	—	(43.8)	43.8	1
Sahale Snacks® divestiture	—	—	—	—	—	(24.1)	24.1	—
Foreign currency exchange	4.2	—	4.2	—	6.8	—	6.8	—
Net sales excluding acquisition, divestitures, and foreign currency exchange	$2,170.1	$2,198.6	($28.5)	(1)%	$5,919.8	$5,884.9	$34.9	1%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
	(Dollars and shares in millions, except per share data)
Gross profit reconciliation:
Gross profit	$878.1	$823.1	$2,561.4	$2,202.1
Change in net cumulative unallocated derivative gains and losses	(60.0)	5.2	(41.7)	21.1
Cost of products sold – special project costs	1.1	—	11.7	—
Adjusted gross profit	$819.2	$828.3	$2,531.4	$2,223.2
% of net sales	37.5%	37.2%	38.5%	37.2%
Operating income (loss) reconciliation:
Operating income (loss)	($594.0)	$297.4	($74.8)	$899.8
Amortization	53.9	55.7	165.7	135.1
Goodwill impairment charge	794.3	—	794.3	—
Other intangible assets impairment charge	208.2	—	208.2	—
Loss (gain) on divestitures – net	50.2	0.3	311.0	12.9
Change in net cumulative unallocated derivative gains and losses	(60.0)	5.2	(41.7)	21.1
Cost of products sold – special project costs	1.1	—	11.7	—
Other special project costs	10.1	98.9	27.9	105.7
Adjusted operating income	$463.8	$457.5	$1,402.3	$1,174.6
% of net sales	21.2%	20.5%	21.3%	19.7%
Net income (loss) reconciliation:
Net income (loss)	($662.3)	$120.4	($501.8)	$498.9
Income tax expense (benefit)	(0.2)	75.1	152.1	184.4
Amortization	53.9	55.7	165.7	135.1
Goodwill impairment charge	794.3	—	794.3	—
Other intangible assets impairment charge	208.2	—	208.2	—
Loss (gain) on divestitures – net	50.2	0.3	311.0	12.9
Change in net cumulative unallocated derivative gains and losses	(60.0)	5.2	(41.7)	21.1
Cost of products sold – special project costs	1.1	—	11.7	—
Other special project costs	10.1	98.9	27.9	105.7
Other expense – special project costs	—	(0.1)	—	0.3
Other infrequently occurring items:
Other debt charges (gains) – net (A)	(30.3)	—	(30.3)	19.5
Realized loss (gain) on investment in equity securities – net (B)	—	—	—	21.5
Pension plan termination settlement charge (C)	—	—	—	3.2
Adjusted income before income taxes	$365.0	$355.5	$1,097.1	$1,002.6
Income taxes, as adjusted	86.7	92.9	265.1	248.0
Adjusted income	$278.3	$262.6	$832.0	$754.6
Weighted-average shares outstanding – assuming dilution (D)	106.7	106.1	106.6	103.8
Adjusted earnings per share – assuming dilution (D)	$2.61	$2.48	$7.80	$7.27

(A)Net other debt charges (gains) includes a net gain on extinguishment of debt as a result of the tender offers completed during the third quarter of 2025 and financing fees associated with the Bridge Loan entered into during the second quarter of 2024 to provide committed financing for the acquisition of Hostess Brands.
(B)Net realized loss (gain) on investment in equity securities includes the realized gains and losses on the change in fair value on the Company's investment in Post common stock and the related equity forward contract, which was settled in November 2023.
(C)Represents the nonrecurring pre-tax settlement charge recognized during the first quarter of 2024 related to the acceleration of prior service cost for the portion of the plan surplus to be allocated to plan members within our Canadian defined benefit plans, which is subject to regulatory approval before a payout can be made.
(D)Adjusted earnings per common share – assuming dilution for the three and nine months ended January 31, 2025 and 2024, was computed using the treasury stock method. Further, for the three and nine months ended January 31, 2025, the weighted-average shares – assuming dilution differed from our GAAP weighted-average common shares outstanding – assuming dilution as a result of the anti-dilutive effect of our stock-based awards, which were excluded from the computation of net loss per share – assuming dilution.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2025	2024	2025	2024
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income (loss)	($662.3)	$120.4	($501.8)	$498.9
Income tax expense (benefit)	(0.2)	75.1	152.1	184.4
Interest expense – net	95.4	99.8	294.5	167.0
Depreciation	68.2	67.5	213.4	170.7
Amortization	53.9	55.7	165.7	135.1
Goodwill impairment charge	794.3	—	794.3	—
Other intangible assets impairment charge	208.2	—	208.2	—
Loss (gain) on divestitures – net	50.2	0.3	311.0	12.9
EBITDA (as adjusted)	$607.7	$418.8	$1,637.4	$1,169.0
% of net sales	27.8%	18.8%	24.9%	19.6%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$239.4	$406.5	$816.5	$801.3
Additions to property, plant, and equipment	(88.1)	(156.9)	(298.8)	(455.9)
Free cash flow	$151.3	$249.6	$517.7	$345.4

The following tables provide a reconciliation of the Company's fiscal 2025 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2025
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	($3.41)	($3.11)
Change in net cumulative unallocated derivative gains and losses (A)	(0.26)	(0.26)
Amortization	4.62	4.62
Goodwill impairment charge	16.73	16.73
Other intangible assets impairment charge	4.38	4.38
Loss (gain) on divestitures – net	6.55	6.55
Other debt charges (gains) – net	(0.64)	(0.64)
Special project costs	1.35	1.35
Adjusted effective income tax rate impact	(19.47)	(19.47)
Adjusted earnings per share	$9.85	$10.15

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of January 31, 2025, that are expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2025
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,325
Additions to property, plant, and equipment	(400)
Free cash flow	$925